January 30, 2006

Eternal Energy Corp.
Attention: Mr. Brad Colby

Via: Email

Dear Brad,

Re:	Farmout Offer - UKCS Quad 41 & 42 Amending Agreement January 30, 2006

Further to our discussions this letter will set forth the basic terms and conditions of International Frontier Resources Corporation (“IFR”) offer to Eternal Energy Corp. (“EEC”) to farmin on UKCS Quads 41 & 42 blocks 41/5, 41/10a, 42/1, 42/2a and 42/7 herein after referred to as “earned acreage”.

Quad 41 & 42

In our discussion you indicated that EEC is interested in participating in drilling a test well on the earned acreage. In this regard IFR advises as follows;

•	The license is currently held Palace Exploration Company - 90% and Challenger Minerals - 10%. The acreage is subject to a 3% royalty payable to Walter Oil & Gas UK.

•	IFR and Palace have entered into a letter agreement under which IFR has the right to acquire up to a 35% interest in the earned acreage.

•	Palace shall seek DTI approval to register IFR interest in the earned acreage.

•	Palace and Challenger own a 3-D seismic survey over the earned acreage.

•
Challenger has been appointed operator and will contract ADTI to drill a test well on the earned acreage. ADTI will drill the test well to contract depth and acquire logs under a turnkey contract at an estimated cost of US$10 million.

IFR is prepared to farmout 15% of the test well under the following terms and conditions;

1.	On or before January 30th, 2006 EEC shall place US$75,000 in an escrow account at Tupper Jonsson & Yeadon offices in Vancouver, B.C.

2.	In the event EEC completes the farmin transaction contemplated in clause 3 hereof the escrow funds shall be paid to IFR as payment for 10% of the 3-D seismic costs.

3.
On or before March 3, 2006 EEC shall provide IFR with an irrevocable letter of credit for US$1,500,000 in favor of Palace Exploration Company (UK) Limited, the letter of credit will be used for payment of the first US$1.5 million in cash calls. The US$1.5 million represents 15% of the estimated turnkey dry hole costs of US$10 million. In the event EEC does not provide IFR with a letter of credit for US$1.5 million on or March 3, 2006 the escrow funds of $US75,000 referred to in clause 1 hereof shall be paid to IFR and EEC shall have no further rights under this agreement.

4.
EEC agrees to pay 15% of the test well costs, 15% of the production testing costs, estimated at US$1 million per drill stem test, and 15% of all completion costs incurred to the flow line outlet valve to earn a 10% interest in the earned acreage.

5.	EEC agrees to pay its prorata share of a 3% GORR to Walter Oil & Gas UK.

6.	EEC agrees to be bound by the terms and conditions of the IFR - Palace Farmin Agreement and Joint Operating Agreement.

7.	EEC agrees to pay its 10% share of the annual license fees from March 3, 2006.

8.	EEC agrees to keep the terms of this letter agreement confidential unless required to disclose pursuant to regulatory authorities regulations.

9.	EEC will provide IFR and Palace with a copy of any public announcement prior to issuance.

10.	The parties hereto agree to execute a Farmin Agreement that will incorporate the basic terms and conditions contained herein.

11.	IFR shall request Palace to novated EEC in the Joint Operating Agreement.

12.
IFR shall use its best efforts to have EEC recognized on title by the DTI. In the event EEC is not recognized by the DTI, or does not qualify under DTI regulations, then IFR and EEC shall enter into a mutually acceptable Trust Agreement whereby IFR shall hold EEC interest in trust.

This offer is open for your acceptance until January 31, 2006 by signing and returning a copy of this letter by fax to 403-215-2788. Upon execution of this letter agreement the parties hereto agree to enter into a Farmin Agreement incorporating the terms and conditions contained in this letter agreement.

Yours truly,

/s/ Pat Boswell

Pat Boswell
President

Agreed and accepted this 30th of January 2006.

_/s/ Bradley M. Colby___________________
Eternal Energy Corp.
By: Brad Colby, President